Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We, KPMG LLP, consent to the incorporation by reference in Registration Statements on Form S-8 No. 333-237528 and No. 333-226131 of Cronos Group Inc. (the “Company”), of our reports dated February 26, 2021, with respect to the consolidated financial statements of the Company, which comprise the consolidated balance sheets as of December 31, 2020 and December 31, 2019, the related consolidated statements of net income (loss) and comprehensive income (loss), changes in shareholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the “consolidated financial statements”) and the effectiveness of internal control over financial reporting included herein.
Our report dated February 26, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2020 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states:

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

A material weakness was identified relating to the following:

Management failed to properly design and execute sufficient procedures to verify inventory quantities. Specifically, while inventory counts were performed in the fourth quarter, (i) the aggregate value of items excluded from the count exceeded the Company’s materiality threshold, and (ii) human error in count execution, data transposition and reconciliation analysis resulted in inaccurate adjustments.

/s/ KPMG LLP
Chartered Professional Accountants, Licensed Public Accountants

February 26, 2021
Vaughan, Canada